Exhibit 10.1

SENECA FOODS CORPORATION

Division Management Bonus Plan

1.	PRELIMINARY MATTERS

1.	Name. The Plan evidenced by this instrument shall be known as the Seneca Foods Corporation Division Management Bonus Plan.

2.	Purpose. This Plan is designed as a bonus plan to provide for the payment of incentive compensation to Eligible Employees.

3.	Effective Date. This Plan shall be effective April 1, 2020.

2.	DEFINITIONS

1.	“Adjusted Divisional Net Worth" for a Fiscal Year means a Division's net worth for such year, as determined by the Compensation Committee and as adjusted:

a.	to reflect net worth on a FIFO (First-In, First-Out) basis; and

b.	to exclude the assets and liabilities of certain business units of the Corporation; and

c.

further adjusted in the discretion of the Chief Executive Officer to reflect significant sales or acquisitions of corporate assets and other extraordinary items, and changes in accounting standards during the year.

2.

“Aged Stock” means all inventories which are purchased or produced during the pack season that began 18 months or longer before the end of the fiscal year for which the bonus pertains, with the exception of pumpkin which shall be 24 months or longer before the end of the fiscal year for which the bonus pertains.

3.	“Board of Directors” means the Board of Directors of the Corporation.

4.	“Bonus Base” means:

a.	for the Fiscal Year ending March 31, 2021, $400,000 for the Fruit and Vegetable Division and $175,000 for the Truitt Bros. Division, and

b.	for subsequent Fiscal Years, such amount as may be determined by the Compensation Committee for each Division in accordance with Section 3.3.

5.	“Bonus Pool” means the aggregate amount of bonuses available for distribution in any Fiscal Year pursuant to this Plan.

6.	"Compensation Committee” means the Compensation Committee of the Corporation’s Board of Directors.

7.	“Corporation” means Seneca Foods Corporation.

8.	“Disability” means the inability to engage in any occupation or employment for remuneration or profit that would qualify an employee for disability benefits under the Federal Social Security Act.

9.

“Division” means the Fruit and Vegetable Division, the Truitt Bros. Division, and any other present or future division of the Corporation or a Subsidiary designated as such by the Compensation Committee.

10.	“Division Leader” means the President or other chief executive of each Division.

11.

“Divisional Pre-tax Profits” for a Fiscal Year means a Division's profit before provision for Federal and State income and franchise taxes and before provision for bonuses paid under the Plan or the Corporation’s Executive Profit Sharing Bonus Plan. Divisional Pre-tax Profits shall be based on final figures for the Fiscal Year after all audit adjustments and final corporate allocations, and shall not include non-operating gains or losses resulting from extraordinary events such as the sale of a significant part of the fixed assets of the Corporation, any Subsidiary or a Division, the valuation of Aged Stock inventories, or changes in acquisition related reserves for which such changes are due to pre-acquisition activities of the acquired company. In addition, Divisional Pre-tax Profits and the Bonus Base shall be adjusted to reflect the net worth of the Corporation on a FIFO (First-In, First-Out) basis for purposes of calculating performance under this Plan. The statutory U.S. corporate tax rate for the year shall be used to calculate the adjustment to consolidated tangible net worth on a FIFO basis for such year. The determinations of non-operating gains, Aged Stock and acquisition-related reserves will be made by of the Chief Executive Officer in his sole discretion.

12.	“Eligible Employee” means an executive or managerial employee who is an “Eligible Employee” under the Corporation’s Executive Profit Sharing Bonus Plan, as such plan may be amended from time to time.

13.	“Fiscal Year” means the Corporation’s fiscal year, beginning on April 1st and ending on March 31st.

14.	“Growth Percentage” for a Fiscal Year means:

a.	Divisional Pre-tax Profits for such Fiscal Year, divided by

b.	Adjusted Divisional Net Worth for the preceding Fiscal Year.

15.	“Normal Retirement” means an employee’s retirement at age 65 or at any earlier age approved by the Compensation Committee with specific reference to this Plan.

16.	“Plan” means the Seneca Foods Corporation Division Management Bonus Plan as set forth in this document, as amended from time to time.

17.	“Subsidiary” means any entity of which a majority of any class of equity security or ownership interest is owned, directly or indirectly, by the Corporation.

3.	Determination and allocation of Bonuses

1.

Determination of Bonus Pool. For each Fiscal Year of each Division, the Corporation shall calculate the Divisional Pre-tax Profits, the Adjusted Divisional Net Worth, and the resulting Growth Percentage. If a Division’s Growth Percentage for a Fiscal Year equals or exceeds 5.0%, a Bonus Pool shall be established for that Division in accordance with the schedule set forth in this Section Specifically, if the Growth Percentage for a Fiscal Year equals or exceeds the amount stated in a row in Column (A), but does not equal or exceed the amount in the following row in Column (A), then the Bonus Pool for such Fiscal Year shall be the percentage of the Bonus Base stated in the corresponding row of Column (B):

(A) Growth Percentage	(B) Bonus Pool as Percentage of Bonus Base

5.0%	10%
7.5%	15%
10.%	20%
12.5%	25%
15.0%	35%

2.	Allocation of Bonus Pool.

a.	Fifty percent (50%) of the Bonus Pool of a Division (if any) for each Fiscal Year will be allocated to the Division Leader.

b.

The remaining fifty percent (50%) of the Bonus Pool of a Division (if any) for each Fiscal Year will be allocated to other Eligible Employees of such Division designated by the Chief Executive Officer, in such proportions as the Chief Executive Officer shall determine; provided, however, that if any Eligible Employee other than the Division Leader is an executive officer of the Corporation, the bonus of such Eligible Employee(s) shall be determined by the Compensation Committee.

3.

Bonus Base. For Fiscal Years after 2021, the Bonus Base shall equal the amount determined by the Compensation Committee for such Fiscal Year. If no change to the Bonus Base is made by the Compensation Committee, then the Bonus Base for the immediately preceding Fiscal Year shall continue to be the Bonus Base for the current Fiscal Year.

4.

Effect of Executive Profit Sharing Bonus Plan.  Any bonus payable under this Plan shall be in addition to any bonus paid or payable to an Eligible Employee under the Corporation’s Executive Profit Sharing Bonus Plan.

5.

Authority to Determine Amounts Taken into Account and Amounts Payable. The Compensation Committee shall make all determinations regarding the amounts of the Corporation’s Divisional Pre-tax Profits, Adjusted Divisional Net Worth, Growth Percentage, and other factors that enter into bonus computations under the Plan, and its determinations shall be final. The Compensation Committee may decide, in its discretion, before the end of the Fiscal Year to decrease the amount otherwise payable to any Eligible Employee for that Fiscal Year, and its decisions need not be uniform with respect to similarly situated employees and shall be final.

4.	PAYMENT OF BENEFITS

1.

Form of Payment. All amounts payable under this Plan shall be paid at the direction of the Chief Executive Officer or, with respect to the Corporation’s executive officers, at the direction of the Compensation Committee of the Board of Directors, in a lump sum in cash.

2.

Timing of Payment. All amounts payable under this Plan shall be paid within 75 days after the end of the Fiscal Year to which the bonus relates. No bonus shall be paid to any employee who is not employed by the Corporation on the last day of the Fiscal Year and who terminated employment with the Corporation for reasons other than Normal Retirement, Disability or death.

5.	PLAN ADMINISTRATION

1.

Compensation Committee. Except as otherwise provided herein, the Compensation Committee and its members shall have full authority and responsibility to control and manage the operation and administration of the Plan.

2.

Powers. The Compensation Committee shall have the exclusive right to interpret the Plan (but not modify or amend the Plan) and to decide any and all questions arising in the administration, interpretation and application of the Plan. The Compensation Committee shall establish whatever rules it finds necessary for the operation and administration of the Plan and shall endeavor to apply such rules in its decisions so as not to discriminate in favor of any person. The decisions of the Compensation Committee or its action with respect to the Plan shall be conclusive and binding upon the Corporation and all persons having or claiming to have any right or interest in or under the Plan.

3.

Indemnification. Each person who is or has been a member of the Compensation Committee shall be indemnified by the Corporation against expenses (including amounts paid in settlement with the approval of the Corporation) reasonably incurred by him in conjunction with any action, suit or proceeding to which he may be a party or with which he may be threatened by reason of his being, or having been, a member of the Compensation Committee and he shall be adjudged in such action, suit or proceeding to be liable for negligence or willful misconduct in the performance of his duty as such member of the Compensation Committee. The foregoing right of indemnification shall be in addition to any other right to which any such member of the Compensation Committee may be entitled to as a matter of law.

4.

Meetings. The Compensation Committee shall hold meetings upon such notice, at such place or places and at such time or times as they may determine. A majority of members of the Compensation Committee shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Compensation Committee shall be by a vote of a majority of those present at a meeting of the Compensation Committee at which a quorum shall be present or, if they act without a meeting, in writing by all members of the Committee.

5.	Compensation. No member of the Compensation Committee shall receive any compensation for his services, but the Corporation may reimburse any member for any necessary expenses incurred.

6.

Records. The Compensation Committee shall maintain accounts showing the fiscal transaction of the Plan. The Compensation Committee shall have a report prepared annually giving a brief account of the operation of the Plan for the past year. Such reports shall be submitted to the Board of Directors.

6.	AMENDMENT AND TERMINATION OF THE PLAN

1.	Amendment. The Corporation may amend the Plan at any time or from time to time by an instrument in writing executed with the same formality as this instrument.

2.

Termination. The Plan is intended by the Corporation to be a permanent program for the provision of incentive compensation for its employees. The Corporation nevertheless reserves the right to terminate the Plan at any time and for any reason. Such termination shall be effected by a written instrument executed by the Corporation with the same formality as this instrument.

7.	MISCELLANEOUS

1.

No Rights Conferred. The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Corporation and any employee or to be a consideration for, an inducement to or condition of, any employment of any person. Nothing herein contained shall be deemed to (a) give to any employee the right to be retained in the employment of the Corporation (b) interfere with the right of the Corporation to discharge any employee at any time (c) give to the Corporation the right to require any employee to remain in its employ (d) interfere with any employee’s right to terminate his employment with the Corporation at any time.

2.

Spendthrift Provision. Except to the extent that this provision may be contrary to law, the right of employees under the Plan shall not be subject to assignment, attachment, garnishment or alienation in any form.

3.

Impossibility of Performance. In the event that it becomes impossible for the Corporation to perform any act under the Plan, that act shall be performed which in the judgment of the Corporation will most nearly carry out the intent and purpose of the Plan.

4.

Governing Law. All legal questions pertaining to the Plan shall be determined in accordance with the laws of New York State except when those laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, Seneca Foods Corporation has caused this instrument to be executed this 4th day of February, 2020.

SENECA FOODS CORPORATION

By ___/s/Kraig H. Kayser__________

Kraig H. Kayser

President and Chief Executive Officer